Exhibit 99.3

Avocent Announces Fourth Quarter and Year-End Results

HUNTSVILLE, Ala.--(BUSINESS WIRE)--Avocent Corporation (NASDAQ: AVCT) today reported its results for the fourth quarter and year ended December 31, 2007. GAAP net sales for the fourth quarter were $155.4 million compared with $164.9 million in the fourth quarter of 2006. GAAP net sales for 2007 increased to $600.9 million from $519.2 million in 2006.

Fourth quarter 2007 GAAP net income was $14.1 million, or $0.28 per diluted share, in 2007, compared with $16.5 million, or $0.32 per diluted share, in the fourth quarter of 2006. GAAP net income was $45.9 million, or $0.90 per diluted share, in 2007, compared with $45.5 million, or $0.92 per diluted share, in 2006.

Operational net sales for the fourth quarter were $155.4 million compared with $166.1 million in the fourth quarter of 2006. Operational net sales for 2007 increased 15.7% to $602.7 million from $520.9 million in 2006. (See “Use of Non-GAAP Financial Measures” discussion below.)

Fourth quarter 2007 operational net income was $27.4 million, or $0.55 per diluted share, compared with $30.6 million or $0.59 per diluted share in the fourth quarter of 2006. Operational net income was $89.8 million, or $1.76 per diluted share, in 2007 compared with $97.1 million, or $1.96 per diluted share, in 2006.

“We reported record sales in 2007 and benefited from increased revenues from our acquisitions of LANDesk and Cyclades completed in 2006,” stated Avocent chief executive officer John R. Cooper. “Sales in Europe and Asia showed a continuation of this trend in the fourth quarter. However, fourth quarter US sales were down from the prior year primarily due to lower IT spending in certain sectors of our large enterprise customer base, including financial services companies.”

“Avocent’s fourth quarter 2007 results were affected by lower sales in the US and increased R&D investments compared with last year,” continued Mr. Cooper. “Our gross margin remained stable at 63.9% and benefited from a higher percentage of LANDesk sales that offset the lower US sales mix. Our effective tax rate was much lower in the fourth quarter of 2007 as we had an increase in international operating profits that carry a lower tax rate. We also had another strong cash flow quarter with cash from operations of approximately $41 million in the fourth quarter of 2007.”

Fourth Quarter Results

Fourth quarter 2007 operational net income, which is income prior to intangible amortization and stock compensation expenses, declined 10.3% to $27.4 million, or $0.55 per diluted share, compared with operational net income of $30.6 million, or $0.59 per diluted share, in the fourth quarter of 2006.

GAAP net income for the fourth quarter of 2007 was $14.1 million, or $0.28 per diluted share, compared with GAAP net income of $16.5 million, or $0.32 per diluted share, in the fourth quarter of 2006. Net adjustments to reconcile operational net income to GAAP net income were $13.5 million in the fourth quarter of 2007, including $8.8 million in intangible amortization and $4.6 million in stock compensation expenses. Net adjustments to reconcile to GAAP net income were $14.1 million in the fourth quarter of 2006, including $10.2 million in intangible amortization and $3.9 million in stock compensation expenses.

Branded sales accounted for 64.6% of total fourth quarter 2007 sales, down from 65.1% in the fourth quarter of 2006. OEM sales accounted for 35.4% of total fourth quarter 2007 sales and were up from 34.9% in the same quarter last year. In the fourth quarter of 2007, U.S. sales declined 17.9% to $76.3 million and international sales rose 8.1% to $79.1 million compared with the fourth quarter of 2006.

“International branded sales were up,” continued Mr. Cooper. “Our Asian region reported double digit growth in branded sales while European branded sales were up about 5% over the fourth quarter of last year. We believe the slowdown in US branded sales was due primarily to delayed purchasing decisions by large enterprise organizations. Our products remain very competitive as evidenced by continued demand in non-US markets and we believe Avocent continues to deliver a compelling value proposition for IT managers.”

Gross profit for the fourth quarter of 2007 declined to $99.3 million compared with $105.4 million in the fourth quarter of 2006. Gross margin was 63.9% in the fourth quarter of 2007 which is consistent with 63.9% in the fourth quarter of 2006. The decline in gross profit from last year was due to lower sales of branded products in the US, offset somewhat by higher sales of software.

Research and development expenses were $23.1 million, including stock-based compensation of $1.4 million, or 14.8% of sales, compared with $20.3 million, including stock-based compensation of $2.1 million, or 12.3% of sales, in the fourth quarter of 2006. “Avocent continues to invest in targeted R&D projects to expand our markets and enhance existing products,” continued Mr. Cooper. “We believe our investments in software solutions will result in expanding our market penetration and growing margins. We remain focused on providing our customers with increased hardware and software tools to manage and control their IT assets and expect our R&D investments to add long-term customer and shareholder value.”

Selling, general and administrative expenses increased to $54.9 million, including stock-based compensation of $2.9 million, or 35.3% of sales, compared with $53.9 million, including stock-based compensation of $3.8 million, or 32.7% in the fourth quarter of 2006. SG&A expenses increased in the fourth quarter due to increased marketing activities and higher selling expenses related to higher bookings of new product sales at LANDesk, offset somewhat by lower general and administrative expenses due to improved operating synergies resulting from the integration of LANDesk and Cyclades.

Balance Sheet Highlights

Avocent’s cash flow from operations rose to approximately $41 million for the fourth quarter of 2007 compared with $13 million for the fourth quarter of 2006. Cash flow benefited primarily from improved balance sheet management, including programs for inventory and accounts receivable. Avocent used $51 million in cash to repurchase its shares during the fourth quarter of 2007. At the end of the fourth quarter, Avocent’s cash, cash equivalents and investments totaled approximately $111 million and its outstanding debt remained unchanged from the end of the third quarter at $95 million. Total deferred revenue increased by $7.5 million from the end of the third quarter 2007 to $66.1 million in the fourth quarter of 2007 due to the increase in LANDesk bookings.

Weighted average shares outstanding declined 3.7% over the prior year to 50.2 million in the fourth quarter of 2007. Avocent repurchased approximately 2.9 million shares ($77.1 million) of its stock in 2007, including 2 million shares in the fourth quarter.

Fourth Quarter Division Results

Revenues from the Management Systems Division totaled $117.2 million in the fourth quarter of 2007 compared with $133.7 million in the fourth quarter of 2006, while operating income from this division totaled $30.6 million in the fourth quarter of 2007, compared with $45.9 million in the fourth quarter of 2006.

Revenues from LANDesk increased 18.6% to $31.8 million in the fourth quarter of 2007 and contributed $2.5 million in operating profit for the quarter. LANDesk had revenues of $26.8 million in the fourth quarter of 2006. LANDesk bookings increased 19% from the fourth quarter of 2006 to $37.9 million in the fourth quarter of 2007.

Revenues from our two emerging businesses increased to $5.7 million in the fourth quarter of 2007 from $4.7 million in the fourth quarter of 2006, while operating losses from these divisions decreased to $1.4 million in the fourth quarter of 2007 from $2.7 million in the fourth quarter of 2006.

Use of Non-GAAP Financial Measures

To supplement Avocent’s consolidated financial statements presented in accordance with GAAP, we present investors with certain non-GAAP operational measures, including net sales, gross profit, operating expenses, and the resulting operating income, income before taxes, operational net income, and operational earnings per share, all of which primarily exclude the effects of amortization and depreciation related to purchase accounting adjustments, stock-based compensation and acquired in-process research and development expenses. Specifically, we use the following non-GAAP measures:

  The non-GAAP net sales operational measure consists of net sales increased by the pro-forma amortization of deferred revenue of LANDesk at the date of acquisition which was reduced to estimated fair value pursuant to purchase accounting under GAAP. This pro forma amortization ended in the third quarter of 2007.
  The non-GAAP gross profit operational measure consists of the non-GAAP net sales operational measure described above, less cost of sales excluding the impact of stock-based compensation and amortization related to purchase accounting adjustments as they relate to cost of sales.
  The non-GAAP operating expense operational measure consists of GAAP operating expenses, excluding the impact of stock-based compensation and amortization and depreciation related to purchase accounting adjustments as they relate to the particular operating expense.
  The non-GAAP operating income operational measure consists of GAAP operating income adjusted for the non-GAAP operational measures described above.
  The non-GAAP net income operational measure consists of GAAP net income, adjusted by the non-GAAP operational measures described above and the tax effects of these non-GAAP operational measures, less the removal of a $6.5 million income tax benefit in the third quarter of 2007 related to previously expensed in-process research and development costs that are now deductible for tax purposes plus the income tax benefit realized from deducting the amortization of LANDesk goodwill for tax purposes (which is not amortized under GAAP).
  The non-GAAP earnings per share operational measure is calculated by dividing the non-GAAP net income operational measure described above by GAAP weighted average basic and diluted shares outstanding.

We believe that excluding depreciation and amortization associated with purchase accounting adjustments as well as the tax impact of certain purchase accounting elections for prior acquisitions provides supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods. Not only are these depreciation and amortization and tax impact adjustments based on amounts assigned in purchase accounting that may have little bearing on present or future replacement costs, but they also are based on management’s estimates of remaining useful lives.

Similarly, we believe that excluding stock-based compensation expense provides supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

We also believe that, in excluding stock-based compensation expense and depreciation and amortization associated with purchase accounting adjustments (together with the related tax effects), our non-GAAP financial measures provide investors with transparency into the information and basis used by management and our board of directors to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies in making financial and operating decisions, and to establish targets for management incentive compensation.

These non-GAAP operational measures have historically been used as key performance metrics by Avocent’s senior management as they evaluate both the performance of the consolidated financial results as well as those of individual business segments. These non-GAAP operational measures are reviewed individually as well as in total in measuring our performance against internal and external expectations for the period and the expectations for such key non-GAAP operational measures are the basis for any financial guidance provided by management for future periods. We believe that the use of each of these non-GAAP financial measures provides enhanced consistency and comparability with our past financial reports, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. We provide this information to investors to enable them to perform additional analyses of past, present and future operating performance, compare us to other companies, and evaluate our ongoing financial operations.

We believe that each of these operational measures is useful to investors in their assessment of our operating performance and the valuation of our company. Adjusted net sales, gross profit, operating expenses and income, operational income before taxes, operational net income, and operational earnings per share are significant measures used by management for:

  Reporting our financial results and forecasts to our board of directors;
  Evaluating the operating performance of our company;
  Managing and comparing performance internally across our businesses and externally against our peers; and
  Establishing internal operating targets.

These non-GAAP operational measures, including net sales, gross profit, operating income, operational net income, and operational earnings per share are used by Avocent as broad measures of financial performance that encompass our operating performance, cash, capital structure, investment management, and income tax planning effectiveness. These operational measures are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These operational measures have limitations in that they do not reflect all of the costs or reductions to revenues associated with the operations of our business as determined in accordance with GAAP. In addition, these operational measures may not be comparable to non-GAAP financial measures reported by other companies. As a result, one should not consider these measures in isolation or as a substitute for analysis of Avocent’s results as reported under GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures. We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. Some of the limitations in relying on our non-GAAP financial measures are:

  The non-GAAP net sales operational measure is a measure which we have defined for internal and investor purposes. A further limitation associated with this measure is that it includes certain revenues and the related impact on non-GAAP gross profit, operating income, income before taxes, net income, and earnings per share operational measures that impact our GAAP based measures.
  The non-GAAP gross profit, operating income, net income, and earnings per share operational measures are limited in that they do not include the impact of stock-based compensation expense or specific costs and benefits associated with certain purchase accounting adjustments.

We compensate for these limitations by prominently disclosing the reported GAAP results and providing investors with reconciliations from GAAP to the non-GAAP measures in the financial tables of our earnings press release for the relevant periods.

Conference Call and Additional Information

Avocent will provide an on-line, real-time webcast and rebroadcast of its fourth quarter results conference call to be held January 24, 2008. The live broadcast will be available on-line at www.avocent.com as well as http://ir.avocent.com/ beginning at 10:00 a.m. Central time. The on-line replay will follow immediately and continue for 30 days. Avocent has also furnished additional commentary on the fourth quarter results simultaneously with this release on a Form 8-K filed with the SEC and on its website.

About Avocent Corporation

Avocent delivers IT operations and infrastructure management solutions for enterprises worldwide, helping customers to reduce costs and simplify complex IT environments via integrated, centralized in-band and out-of-band hardware and software. Through LANDesk, Avocent also is a leading provider of systems, security, and process management solutions. Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the competitive nature and value proposition of our products, our investment in R&D projects in order to expand our markets, enhance our products, and add long-term customer and shareholder value, our investment in software solutions to expand our markets and grow margins, and our focus on giving customers hardware and software tools to manage their IT assets. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Net sales	$155,427	$164,864	$600,875	$519,195
Cost of sales (1) (2)	56,094	59,450	221,855	197,423
Gross profit	99,333	105,414	379,020	321,772

Research and development expenses (1)	23,067	20,333	87,888	63,866
Acquired in-process research and development expense	-	-	-	20,700
Selling, general and administrative expenses (1)	54,860	53,929	208,783	148,345
Cyclades integration expenses	-	331	-	3,904
Amortization of intangible assets	8,039	9,207	32,162	23,049
Operating income	13,367	21,614	50,187	61,908

Other income (expense), net	(813)	(1,283)	(4,406)	3,784
Income before income taxes	12,554	20,331	45,781	65,692

Provision (benefit) for income taxes	(1,512)	3,863	(148)	20,160
Net income	$14,066	$16,468	$45,929	$45,532

Earnings per share:
Basic	$0.29	$0.32	$0.91	$0.94
Diluted	$0.28	$0.32	$0.90	$0.92

Weighted average shares and common equivalents outstanding:
Basic	49,311	50,826	50,207	48,548
Diluted	50,207	52,110	51,089	49,475

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares. Avocent adopted SFAS 123R effective January 1, 2006 and began recording expense related to outstanding unvested stock options on that date as well as on subsequent equity compensation grants.

Stock-based Compensation Recorded During the Following Periods

	For the Three Months Ended		For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Cost of sales	$280	$475	$1,134	$977
Research and development expenses	1,403	2,130	5,825	4,302
Selling, general and administrative expenses	2,884	3,823	12,683	9,307
Total stock-based compensation	$4,567	$6,428	$19,642	$14,586

(2) Cost of sales includes amortization of certain intangibles recorded as the result of acquisitions in the following amounts: $2,767 and $10,985 for the three and twelve months ended December 31, 2007; and $2,683 and $3,577 for the three and twelve months ended December 31, 2006. Please reference the reconciliation of GAAP to non-GAAP operational measures for each period included elsewhere in this release.

Non-GAAP Operational Measures (3)

	For the Three Months Ended		For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Operational net sales	$155,427	$166,070	$602,749	$520,881
Operational gross profit	$102,380	$109,778	$393,013	$328,012
Operational operating income	$28,741	$41,289	$114,877	$126,109
Operational net income	$27,447	$30,602	$89,813	$97,145
Operational diluted earnings per share	$0.55	$0.59	$1.76	$1.96

(3) See reconciliation of GAAP to Non-GAAP operational measures included elsewhere in this release.
AVOCENT CORPORATION Reconciliation of GAAP to Non-GAAP Operational Measures (Unaudited, in thousands, except per share data)

				Non-GAAP
	GAAP	Stock-based	Purchase Accounting	Operational
	Financial Measures	Compensation (1)	Adjustments (2)	Measures
For the Three Months Ended December 31, 2007

Operational net sales	$155,427	-	-	$155,427
Operational gross profit	$99,333	280	2,767	$102,380
Operational operating income	$13,367	4,567	10,807	$28,741
Operational net income (3)	$14,066	4,578	8,803	$27,447
Operational diluted earnings per share (3)	$0.28	0.09	0.18	$0.55

For the Three Months Ended December 31, 2006

Operational net sales	$164,864	-	1,206	$166,070
Operational gross profit	$105,414	475	3,889	$109,778
Operational operating income	$21,614	6,428	13,247	$41,289
Operational net income	$16,468	3,882	10,252	$30,602
Operational diluted earnings per share	$0.32	0.07	0.20	$0.59

For the Year Ended December 31, 2007

Operational net sales	$600,875	-	1,874	$602,749
Operational gross profit	$379,020	1,134	12,859	$393,013
Operational operating income	$50,188	19,642	45,047	$114,877
Operational net income (3)	$45,929	15,969	27,915	$89,813
Operational diluted earnings per share (3)	$0.90	0.31	0.55	$1.76

For the Year Ended December 31, 2006

Operational net sales	$519,195	-	1,686	$520,881
Operational gross profit	$321,772	977	5,263	$328,012
Operational operating income	$61,908	14,586	49,615	$126,109
Operational net income	$45,532	9,724	41,889	$97,145
Operational diluted earnings per share	$0.92	0.19	0.85	$1.96

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares. Avocent adopted SFAS 123R effective January 1, 2006 and began recording expense related to outstanding unvested stock options on that date as well as on subsequent equity compensation grants. See amounts for each period included elsewhere in this release.

(2) Includes purchase accounting adjustments related to amortization of intangibles, depreciation of the step-up in bases of fixed assets, amortization of the fair-value adjustments to deferred revenue and the tax affects of these adjustments.

(3) Operational income tax expense includes benefit of $1,235 and $4,817 for the three and twelve months ended December 31, 2007. The tax benefit relates to the deduction of amortization of LANDesk goodwill for tax purposes, which is not amortized for GAAP.
AVOCENT CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	December 31, 2007	December 31, 2006

Cash, cash equivalents and short-term investments
	$111,126	$107,165
Accounts receivable, net	109,851	126,471
Inventories, net	30,103	41,765
Other current assets	15,198	17,269
Deferred income tax	3,094	7,355
Total current assets	269,372	300,025

Investments	-	987
Property and equipment, net	37,298	38,004
Goodwill	584,949	607,488
Intangible assets, net	167,982	209,674
Deferred tax asset	16,131	-
Other assets	2,701	2,676
Total assets	$1,078,433	$1,158,854

Accounts payable and other accrued expenses	$45,103	$41,771
Income tax payable	14,950	17,364
Deferred revenue	54,738	44,453
Other current liabilities	30,630	29,754
Total current liabilities	145,421	133,342

Line of credit obligation	95,000	150,000
Deferred income taxes	-	30,377
Deferred revenue, net of current portion	11,325	10,070
Other non-current liabilities	1,025	1,222
Total liabilities	252,771	325,011

Total stockholders' equity	825,662	833,843

Total liabilities and stockholders' equity	$1,078,433	$1,158,854
AVOCENT CORPORATION Additional Operational Financial Information (Unaudited, in thousands)

	Quarter Ended		Year Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
				Actual
Revenue by Distribution Channel
Branded	$100,344	$108,050	$395,734	$313,567
OEM	55,083	58,020	207,015	207,314
Total	$155,427	$166,070	$602,749	$520,881

Revenue by Division
Management Systems	$117,198	$133,696	$463,609	$460,178
LANDesk	31,836	26,877	111,906	40,368
Other business units	5,680	4,673	22,633	16,658
Corporate and unallocated	713	824	4,601	3,677
Total	$155,427	$166,070	$602,749	$520,881

Management Systems Division Revenue by Product Line
KVM	$88,273	$98,985	$354,876	$352,402
Serial Management	12,178	15,844	49,603	46,534
Embedded Software and Solutions	8,846	9,437	32,983	33,766
Other	7,901	9,430	26,147	27,476
Total	$117,198	$133,696	$463,609	$460,178

LANDesk Division Revenues by Type
Licenses and royalties	$19,078	$16,823	$65,995	$27,049
Maintenance and services	12,758	10,054	45,911	13,319
Total	$31,836	$26,877	$111,906	$40,368

Operating Profit by Division
Management Systems	$30,561	$45,887	$133,355	$142,722
LANDesk	2,517	1,528	3,978	7,897
Other business units	(1,432)	(2,698)	(8,279)	(13,240)
Corporate and unallocated	(2,904)	(3,428)	(14,178)	(11,270)
Total	$28,742	$41,289	$114,876	$126,109

Cash Flow Highlights
Cash provided by operations	$41,002	$12,970	$139,886	$65,701
Depreciation expense	2,458	2,876	9,690	8,689
Capital expenditures	1,998	2,671	9,025	4,750
Purchase of treasury shares	50,590	30,701	77,059	188,318

CONTACT:

Avocent Corporation
Edward H. Blankenship, 256-217-1301
Senior Vice President and CFO